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                                                                    Exhibit 5.01



                      [Letterhead of Dorsey & Whitney LLP]



                                  July 3, 2001

Micron Electronics, Inc.
1450 Eagle Flight Way
Boise, ID 83709

        Re:    Registration Statement on Form S-4

Ladies and Gentlemen:

        We have acted as local counsel to Micron Electronics, Inc., a Minnesota corporation (the "Company"), in connection with the filing of a Registration Statement on Form S-4, as amended (the "Registration Statement"), covering shares of the Company's common stock, par value $.01 per share (the "Common Stock"), to be issued in connection with the merger of Imagine Acquisition Corporation, a Delaware corporation and wholly owned first-tier subsidiary of the Company (the "Subsidiary"), with and into Interland, Inc., a Georgia corporation ("Interland"), pursuant to the terms and conditions of that certain Merger Agreement, dated as of March 22, 2001, by and among the Company, the Subsidiary and Interland (the "Merger Agreement"), all as described in the Proxy Statement/Prospectus that constitutes part of the Registration Statement (the "Merger").

        We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below.

        In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed (i) the legal capacity for all purposes relevant hereto of all natural persons, (ii) with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action ( corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties, (iii) that the proposal described in the Proxy Statement/Prospectus to increase the Company's authorized Common Stock to 200 million shares is approved by the Company's shareholders and (iv) the Exchange Ratio (as defined in the Merger Agreement) is 0.861. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.


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Micron Electronics, Inc.
July 3, 2001
Page 2


        Based on the foregoing, we are of the opinion that the shares of Common Stock to be issued in connection with the Merger, when issued in accordance with the terms of the Merger Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

        Our opinions expressed above are limited to the laws of the State of Minnesota.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading "Legal Opinion" in the Proxy Statement/Prospectus.

                                             Very truly yours,



                                             Dorsey & Whitney LLP



TSH